Exhibit 99.6

March 2nd, 2015

Dear Freescale employees,

Today’s announcement of NXP’s merger with Freescale is an accelerating step for both companies to create a stronger market leader in high-performance mixed signal solutions. The combination of NXP and Freescale creates an industry powerhouse to focus on the fast growth opportunities in the Smarter World.

Together, we will become a major supplier in the overall semiconductor industry, jumping to a #4 position(1) with greater than $10 billion annual revenues, almost 45,000 employees across more than 25 countries, over 12,000 engineers and in excess of 9,800 patent families.

Our market is developing at an incredible pace, everything is becoming more connected, everything is becoming smarter, everything is becoming more secure and customers are searching for complete solutions. Being able to provide complete and differentiating solutions that combine processing, security and connectivity will be a game changer in our industry and gives us a unique opportunity to take a leadership role in the development of the Smarter World. NXP and Freescale’s strong strategic fit brings together an unprecedented level of technical capability and deep understanding of end-market applications that will allow us to address customer concerns in a complete solution-oriented fashion and unlock our full potential.

A few words about NXP: NXP is a global leader in high-performance mixed signal solutions with a focus to create solutions that enable secure connections for a smarter world. NXP is leading innovation in the Connected Car, Cyber Security, Portable & Wearable and the Internet of Things. With over 27,000 employees in more than 25 countries, NXP has over 6,500 engineers, more than 3,800 patent families and posted revenue of $5.65 billion in 2014.

Major value creation for our customers

The combination of both companies will enable us to deliver more complete solutions in our target applications and enhance the value we bring to customers. As a stronger leader in the HPMS market, we can expand our reach to serve more customers, with more complete solutions, especially in the connected car, security, portable & wearables and the internet of things. This represents a market expansion from the current approximately 30B$ market to 50B$.

Both Freescale and NXP are highly valued suppliers to the automotive industry and with this merger we are taking a giant stride by becoming the #1 supplier in the market and in a much better position to be the true thought leader in the industry. NXP has leadership positions in car entertainment, keyless entry & access and in-vehicle networking; Freescale has leadership positions in chassis & safety and powertrain. We will be perfectly positioned to achieve true leadership in the next generation of automotive advanced driver assistance systems and solutions that secure the connected car.

Our offering is also strengthened in Security & Connectivity, as our combined resources make us the #1 leader in broad based MCU products(2), with the broadest portfolio in ARM 32bit MCUs, and a clear path to lead in solutions for next generation secure connected intelligent devices. In addition, Freescale has a strong market presence in the US and a strong focus on China. Added to NXP’s strong basis in Europe and Asia, this is a winning move for us all and for our customers.

With the merger of NXP and Freescale, we demonstrate leadership in the ongoing consolidation of the semiconductor industry. The cultures of both companies are very aligned, there is no limit to our ambition and we have a customer-focused passion to win!

We are excited about the future opportunities and can’t wait until closing to welcome all of you!

Rick Clemmer

President & CEO

NXP Semiconductors

(1)	Semiconductor excl. memory
(2)	Based on NXP Corporate Market Intelligence estimates for 2014, excludes Automotive MCU products

No Offer or Solicitation

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between NXP Semiconductors N.V. (“NXP”) and Freescale Semiconductor, Ltd. (“FSL”).

Important Information For Investors And Shareholders

In connection with this proposed business combination, NXP and/or FSL may file one or more proxy statements, registration statements, proxy statement/prospectus or other documents with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement, registration statement, proxy statement/prospectus or other document NXP and/or FSL may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF NXP AND FSL ARE URGED TO READ THE PROXY STATEMENT(S), REGISTRATION STATEMENT(S), PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to shareholders of NXP and/or FSL, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by NXP and/or FSL through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by NXP will also be available free of charge on NXP’s Investor Relations internet website at http://www.nxp.com/investor or by contacting NXP’s Investor Relations Contact by phone at 1-408-518-5411. Copies of the documents filed with the SEC by FSL will be available free of charge on FSL’s Investor Relations internet website at http://investors.freescale.com or by writing to Freescale Semiconductor, Ltd., c/o Freescale Semiconductor, Inc., 6500 William Cannon Drive West, Austin, Texas 78735, Attention: Investor Relations or by phone at 1-512-895-2454.

Participants in Solicitation

NXP, FSL, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of NXP is set forth in its Annual Report on Form 20-F for the year ended December 31, 2013, which was filed with the SEC on February 28, 2014 and in its Form 6-K furnished to the SEC on May 20, 2014. Information about the directors and executive officers of FSL is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 6, 2015, and its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on March 21, 2014.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

Certain statements in this communication regarding the proposed transaction between NXP and FSL are “forward-looking” statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely,” “plan,” “positioned,” “strategy,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. These forward-looking statements, which are subject to numerous factors, risks and uncertainties about NXP and FSL, may include projections of their respective future business, strategies, financial condition, results of operations and market data. These statements are only predictions based on current expectations and projections about future events. There are important factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected, including the risk factors set forth in NXP’s most recent Form 20-F and FSL’s most recent reports on Form 10-K, Form 10-Q and other documents on file with the SEC and the factors given below:

•	the failure to obtain the approval of shareholders of NXP or FSL in connection with the proposed transaction;

•	the failure to consummate or delay in consummating the proposed transaction for other reasons;

•	the timing to consummate the proposed transaction;

•	the risk that a condition to closing of the proposed transaction may not be satisfied;

•	the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated;

•	NXP’s and FSL’s ability to achieve the synergies and value creation contemplated by the proposed transaction;

•	The ability of either NXP or FSL to effectively integrate their businesses; and

•	the diversion of management time on transaction-related issues.

FSL’s and NXP’s forward-looking statements are based on assumptions that may not prove to be accurate. Neither FSL nor NXP can guarantee future results, level of activity, performance or achievements. Moreover, neither FSL nor NXP assumes responsibility for the accuracy and completeness of any of these forward-looking statements. FSL and NXP assume no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.